Exhibit 23.2







                          Independent Auditor's Consent



The Board of Directors
Jacksonville Bancorp, Inc.

We consent to the use of our report dated August 23, 1999, with respect to the balance sheets of Jacksonville Bancorp, Inc. as of December 31, 1998 and 1997 and the related statements of loss, changes in deficit and cash flows for the year ended December 31, 1998 and for the period from October 24, 1997 (date of incorporation) to December 31, 1997 which report appears in your Annual Report on Form 10-KSB for the year ended December 31, 1998 which is incorporated by reference in your Form S-8 filed with the Securities and Exchange Commission on November 9, 1999.

/s/Hacker, Johnson, Cohen & Grieb



HACKER, JOHNSON, COHEN & GRIEB PA
Orlando, Florida
November 9, 1999